Exhibit 10.2
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
AMENDED AND RESTATED
WRIGHT EXPRESS CORPORATION
SHORT-TERM INCENTIVE PROGRAM
ARTICLE 1- PURPOSE OF PROGRAM
Wright Express Corporation has adopted this Short-Term Incentive Program (“STIP”) to attract and retain high-performing employees; to provide incentives for eligible employees to achieve specified company, department and/or individual performance goals; and to reward such employees for the achievement of these specified goals. The Short-Term Incentive Program is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
ARTICLE 2- DEFINITIONS
Wherever used in this document, the following terms have the meanings set forth below.
2.1 Appendix means an Appendix to this Program document containing targets, payment metrics, and other terms of the Program (or modifications thereof) applicable to a specific Plan Year, or Mid-Year Payout. The Appendices shall be considered part of the Program document.
2.2 Company means Wright Express Corporation or any legal entity that is controlled by, under common control with, or that controls Wright Express Corporation.
2.3 Eligible Earnings means total gross pay for the applicable Plan Year, or Mid-Year Period (or the portion thereof during which the Participant is actively employed and eligible to participate in the STIP), including, salary or wages classified by the Company as regular; paid time off (PTO), whether planned or unplanned; holiday; bereavement; jury duty; retroactive pay; overtime pay; shift differential; language differential; and excluding, salary or wages classified by the Company as disability pay, commission/incentive pay, and bonuses. Under no circumstances shall the same earnings be applicable for a Plan Year and a Mid-Year Period covered by the Plan or included from a period in which the employee was not a Participant in accordance with section 2.6.
2.4 Effective Date means January 1, 2011.
2.5 MBO means management by objectives — Key Business Drivers.
2.6 Participant means an eligible employee who participates in the Program for a Plan Year, or Mid-Year Payout in accordance with Article 3.
2.7 Plan Year means the fiscal year of the Company; as of the Effective Date, the Plan Year is the calendar year.
2.8 Mid-Year Period means the six-month period beginning on January 1st and ending on June 30th of the Plan Year.

2.9 Program means this Wright Express Corporation Short-Term Incentive Program, as amended from time to time, including the provisions of any Appendix, which are incorporated herein.
ARTICLE 3- PARTICIPATION
3.1 Eligible Employees
Each full-time regular or part-time regular employee of the Company who meets the following requirements shall be a Participant for a Plan Year:
     (a) The employee is not eligible for payout under a subsidiary bonus program, a commission plan, or a high performance pay plan of the Company; and
     (b) The employee commences employment on or before November 1 of the applicable year; and
     (c) Except as provided in Section 3.2, the employee is actively employed on the bonus payment date for the applicable year.
Each full-time or part time regular employee of the Company who meets the following requirements shall be a Participant for a Mid-Year Period:
     (a) The employee is not eligible for payout under a subsidiary bonus program, a commission plan, or a high performance pay plan of the Company; and
     (b) Except as provided in Section 3.2, the employee is actively employed on the bonus payment date for the applicable Mid-Year Period; and
     (c) The employee is generally categorized as an individual contributor or a team leader within the Company’s human resources information system; and
     (d) The employee commences employment on or before May 1 of the Mid-Year Period.
3.2 Special Rules
     (a) A Participant who dies or becomes totally disabled during a Plan Year or Mid-Year Period (as determined under the Company’s Long-Term Disability program) may receive a pro-rated bonus at target for the applicable year or Mid-Year Period based on his or her Eligible Earnings during the period of the Participant’s active employment. Any bonus payable to a deceased Participant shall be paid to his or her personal representative.
     (b) A Participant who is not actively employed on the bonus payment date for a Plan Year or Mid-Year Period due to an approved leave of absence may receive a bonus for the applicable year or Mid-Year Period based on his or her Eligible Earnings during the period of the Participant’s active employment upon his or her return to active employment by the Company.
     (c) A Participant who shall be the subject of a Performance Improvement Plan and continues to be the subject of a Performance Improvement Plan at the time payments are made under Section 5.1 of the Program shall not be eligible to receive a payment until he or she has successfully met the requirements of the Performance Improvement Plan.
ARTICLE 4- PERFORMANCE METRICS
The Corporate and Executive Officer MBOs for each Plan Year shall be approved by the Compensation Committee of the Company’s Board of Directors, or its delegate, by March 31 of the Plan Year.
The corporate performance measures applicable to a Plan Year or Mid-Year Period shall be set out in the Appendix.
ARTICLE 5- PAYMENTS
5.1 Time and Form
STIP Incentives shall be calculated and paid in a single payment for the applicable year or Mid-Year Period, by no later than March 15 of the following year.
5.2 Position Changes
All calculations shall be made based on each Participant’s applicable Eligible Earnings and the Participant’s position and STIP percentage at the end of the applicable performance period. If a position change results in a Participant moving from eligibility for Full-Year participation to eligibility for Mid-Year Period participation after the Mid-Year has been measured and paid out, the Eligible Earnings for the entire year will be utilized in calculating the Participant’s payout at the end of the Plan Year. “Position changes” include promotions, demotions, and transfers between positions and/or departments.
5.3 Taxes
All federal, state or local taxes that the Program Administrator determines are required to be withheld from any payments made under the Program shall be withheld.
ARTICLE 6- ADMINISTRATION
6.1 Program Administrator
The Program shall be administered by the Compensation Committee of the Company’s Board of Directors, which may delegate administrative responsibility in whole or in part to the Chairman and Chief Executive Officer and/or the Senior Vice President, Human Resources (“Administrators”), subject to any requirements for review and approval that may be established by the Compensation Committee. In all areas not specifically reserved for such review and approval, the decisions of the applicable Administrator shall be binding on the Company and each eligible employee under Article 3. Notwithstanding the foregoing, the Compensation Committee may not modify MBOs or other performance criteria during a Plan Year so as to increase the payment to a Section 162(m) Participant (as defined below) or exercise its discretion to increase the amount of incentive pay that would otherwise be due a Section 162(m) Participant upon attainment of a performance goal.
6.2 Claims
Claims regarding payments under the Program shall be directed to a Participant’s direct supervisor and/or the Company’s Compensation Department. Any claim regarding the amount of any bonus payment hereunder shall be made within 30 days of the date of such payment, or shall be forfeited.
ARTICLE 7- AMENDMENT AND TERMINATION
The Company reserves the right to terminate, amend, modify and/or restate this Program, in whole or in part, at will at any time, with or without advance notice.
ARTICLE 8- MISCELLANEOUS
8.1 Individual Effectiveness Factor (“IEF”)
An Individual Effectiveness Factor (“IEF”) shall be assigned to an employee classified as an “associate” based on criteria established by the Company. The IEF for each associate shall be initially established at 1.00. An associate’s IEF for a Plan Year may be adjusted down, but not below 0.75, or up, but not above 1.25, by action of his or her supervisor with the approval of his or her division Senior Vice President, or Executive Vice President as applicable, and the Company’s Chairman and Chief Executive Officer. However, the foregoing adjustments (in the aggregate) must not increase the total amount payable under the Program for the given year. In this regard, neither the CEO nor any other executive officer is to be considered as an “associate.”
8.2 Payment Adjustments and Special Circumstances
The Compensation Committee shall have the authority to adjust payments under the Program (upward or downward) at its discretion. Subject to the approval of the Compensation Committee, the Chairman and Chief Executive Officer and the Senior Vice President, Human Resources, acting together, shall have the power to adjust payments under the Program (upward or downward) as and to the extent appropriate to achieve the stated goals and purposes of the Program and may approve exceptions to the Program under special circumstances, to avoid undue hardship with respect to a Participant. Notwithstanding the foregoing, neither the Compensation Committee, the Chairman and CEO, the Senior Vice President, Human Resources, nor any other person may increase or accelerate the payment due to any Section 162(m) Participant with respect to any Plan Year. The term “Section 162(m) Participant” shall mean the Chairman and CEO and each of the four highest paid officers of the Company (other than the President and CEO) on the last day of the taxable year, for purposes of the executive compensation disclosure rules under the Securities Exchange Act of 1934.

8.2 Information
The Program Administrators shall be responsible for ensuring effective communication of the Program to eligible employees. Copies of the Program shall be available to all Participants. All modifications and changes to the Program shall be appropriately documented and communicated to Participants.
8.3 No Guarantee of Payment
The Company does not guarantee payment of any bonus amounts hereunder, except to the extent that payment is required by applicable law.
8.4 Limitation of Employees’ Rights
Nothing contained in the Program shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant at any time, with or without cause.

IN WITNESS WHEREOF, Wright Express Corporation has caused this document to be executed by its duly authorized officer this 29th day of March, 2011.

WRIGHT EXPRESS CORPORATION
By:	/s/ Robert C. Cornett
Robert C. Cornett
Its: Senior Vice President, Human Resources Date: March 29, 2011

APPENDIX I
2011 STIP FACTORS
STIP Weightings for Calculations and Payout

		PPG[1]
	Adjusted	Adjusted
	Net Income	Revenue[2]	MBOs
CEO, EVPs, SVPs	50%	20%	30%
Vice Presidents (Non-Sales)	50%	20%	30%
Vice Presidents (Sales)	20%	40%	40%
Directors and Managers	50%	20%	30%
Team Leaders and Associates[3]	80%	20%	0%

[1]	PPG: Price Per Gallon

[2]	PPG Adjusted Revenue is reported 2011 Revenue adjusted for the difference between reported 2011 PPG and Board-approved budgeted 2011 PPG of $3.19.

[3]	Associates and/or Team Leaders may be assigned individual MBOs; in these cases, MBO weighting, measurement period and resulting payouts will generally be treated in the same manner as Managers.
Annual Payout Levels
In 2011, the Company must achieve at least threshold results for Adjusted Net Income in order to pay out any portion of the Short Term Incentive Program.

Performance Results	Payout %
Threshold	25%
Threshold/Target	50%
Target	100%
Target/Max	150%
Max or above	200%
Note: Payouts for all MBOs will be according to the above chart and will be interpolated between the performance results levels whenever possible. If an MBO cannot be interpolated due to the metrics used, payout level for that MBO will be at the highest performance result level fully achieved.
Mid-Year Payout Levels
In 2011, the Company must achieve at least threshold results for Mid-Year Period Adjusted Net Income in order to pay out any portion of the Mid-Year Period of the Short Term Incentive Program.

Performance Results	Payout %
Threshold	25%
Threshold/Target	50%
Target	100%
Target/Max	100%
Max or above	100%

Note: Payout levels of the corporate metrics will be incrementalized.
Special Provision for Payout of Mid-Year Periods where Actual Performance Exceeds Target
In the case of a Mid-Year Period where the actual performance exceeds Target, payout will be capped at Target. The Chairman, President, and Chief Executive Officer may exercise discretion to modify Mid-Year Period payouts based on Company performance or other factors. Final year-end payouts for Mid-Year participants will be calculated using full year performance against full year targets, less the Mid-Year payout.

APPENDIX II
MBOs
When establishing the performance goals for non-corporate MBOs, Threshold goals are generally set at 90% probability of achievement, Target goals are generally set at 75% probability of achievement, and Maximum goals are generally set at 25% probability of achievement.
Corporate MBOs:

	Threshold		Target		Maximum
Performance Goal	Performance		Performance		Performance
Adjusted Net Income Full-Year[1]	$	[**]	$	[**]	$	[**]
PPG Adjusted Revenue Full-Year[2]	$	[**]	$	[**]	$	[**]
Adjusted Net Income Mid-Year[3]	$	[**]	$	[**]		N/A
PPG Adjusted Revenue Mid-Year[4]	$	[**]	$	[**]		N/A

[1]	Adjusted Net Income Full Year means Adjusted Net Income as reported in the Corporation’s Form 8-K filing reporting the Corporation’s results for 2011 and may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges. The Compensation Committee may exercise discretion to include all or part of an item of loss or expense.

[2]	PPG Adjusted Revenue is reported 2011 Revenue adjusted for the difference between reported 2011 PPG and Board-approved budgeted 2011 PPG of $[**].

[3]	Adjusted Net Income Mid-Year means Adjusted Net Income as reported in the Corporation’s Form 8-K filing reporting the Corporation’s results for the 1st and 2nd Quarters of 2011. Adjusted Net Income Mid-Year may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges. The Compensation Committee may exercise discretion to include all or part of an item of loss or expense.

[4]	PPG Adjusted Revenue Mid-Year Period is reported 2011 Revenue adjusted for the difference between reported 2011 PPG and Board-approved budgeted 2011 PPG for the 1st and 2nd Quarters of 2011.

Executive Officer Strategic MBOs: CEO, US EVPs, and US SVPs have the following strategic MBOs for 2011:

Owners	Weight	MBO	Performance Metric

US Executive Team	50%	Corporate ANI	Threshold $[**], Target $[**], Max $[**]

	20%	Corporate PPG Adjusted Revenue	Threshold $[**], Target $[**], Max $[**]

	15%	New Revenue Sources(1)	2012 Budgeted New Revenue generated from US and International New Revenue sources not budgeted in 2011 Threshold $[**], Target $[**], Max $[**]

	15%	Total International ANI(2)	Threshold $[**], Target $[**], Max $[**]

(1)	New Revenue is any revenue not budgeted in 2011 from: PrePaid, Over The Road, New Partner Portfolios, New Fees on Core Business, New Fees from sale of data, and other new revenue sources. In the event of an acquisition in 2011, any incremental revenue approved by the Board in the 2012 budget for the acquired company is considered New Revenue. For the purposes of this MBO, incremental revenue from an acquisition is the greater of (1) any 2012 budgeted revenue greater than the annualized and normalized rate of the average revenue for the acquired company in Q4 of 2011, or (2) full year 2011 revenue of the acquired company. Normalized shall mean adjusted to mitigate for seasonality or any other factors necessary to establish a Q4 revenue rate that results in a representative baseline revenue when annualized.

(2)	For the purposes of determining performance on this MBO, the committee may adjust Total International ANI to account for the impact of foreign currency and tax rate fluctuations as well as the impact of approved R&D and/or investments in international deals.
Vice President MBOs: Each Vice President generally has 1-2 MBOs, which may include a targeted strategic or operational MBO.
Manager MBOs: Each Manager or Director generally has 1-2 MBOs. Manager MBOs will generally mirror the MBOs assigned to their VP, however, in some cases managers may be assigned a targeted strategic or operational MBO.